Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS 2012 FIRST QUARTER FINANCIAL RESULTS AND

PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, May 14, 2012 — Matador Resources Company (NYSE:MTDR) (“Matador” or the “Company”), an independent energy company currently focused on the oil and liquids rich portion of the Eagle Ford shale play in South Texas, today reported financial and operating results for the three months ended March 31, 2012. Highlights for the quarter ended March 31, 2012 include the following:

•	Record oil production of 200,000 Bbl, which is more oil produced during the first quarter of 2012 than in the full years of 2011 and 2010 combined
•

Record oil and natural gas revenues of $29.2 million, an increase of 113% from $13.7 million reported for the first quarter of 2011; total realized revenues of $32.2 million including $3.0 million in realized gain on derivatives, an increase of 107% from total realized revenues of $15.5 million including $1.8 million in realized gain on derivatives reported for the first quarter of 2011

•	Record Adjusted EBITDA of $21.3 million, an increase of 110% from $10.1 million reported for the first quarter of 2011
•	Record average daily natural gas equivalent production of 48.1 MMcfe per day, an increase of 27% from 37.8 MMcfe per day reported in the first quarter of 2011
•

Estimated total proved reserves of 203.1 Bcfe, an increase of 5% from 193.2 Bcfe at year-end 2011; of particular significance, proved oil reserves increased 51% from 3.8 million Bbl at December 31, 2011 to 5.7 million Bbl at March 31, 2012

•

PV-10 of estimated total proved reserves of $329.6 million (Standardized Measure of $287.4 million) at March 31, 2012, an increase of 33% from $248.7 million (Standardized Measure of $215.5 million) at year-end 2011

First Quarter 2012 Financial Results

Joseph Wm. Foran, Matador’s Chairman, President and CEO, commented, “The first quarter of 2012 was a very good one for us. In producing over 200,000 barrels of oil for the quarter, we achieved record total production, record revenues and record Adjusted EBITDA. In addition to these achievements, the PV-10 of our estimated total proved reserves increased 33% during the quarter due to the continuing execution of our oil and liquids focused strategy in the Eagle Ford shale play in South Texas. I am also pleased to note that during the first quarter of 2012, approximately 27% of our total production volume and 74% of our oil and natural gas revenues were attributable to oil production as compared to 6% and 27%, respectively, in the fourth quarter of 2011.”

Revenues and Production

Total realized revenues, including realized gain on derivatives, increased 107% from $15.5 million reported for the quarter ended March 31, 2011 to $32.2 million for the quarter ended March 31, 2012. More specifically, oil and natural gas revenues increased 113% from $13.7 million for the quarter ended March 31, 2011 to $29.2 million for the quarter ended March 31, 2012. This increase in oil and natural gas revenues was primarily due to an increase of 27% in average daily natural gas equivalent production to 48.1 MMcfe per day (consisting of approximately 2,200 Bbl of oil per day and 34.9 MMcf of natural gas per day) for the quarter ended March 31, 2012, as compared to 37.8 MMcfe per day (consisting of approximately 210 Bbl of oil per day and 36.5 MMcf of natural gas per day) for the quarter ended March 31, 2011. The increase in oil and natural gas revenues is primarily attributable to the ten-fold increase in oil production, as well to as a higher average oil price of $107.57 per Bbl realized during the first quarter of 2012 as compared to an average oil price of $89.11 per Bbl realized during the first quarter of 2011. The decline in natural gas production is due primarily to the Company’s decision not to drill any operated Haynesville shale natural gas wells in 2012 and the partial curtailment of natural gas production from several non-operated Haynesville shale wells in North Louisiana. The Company realized a significantly lower average natural gas price of $2.40 per Mcf during the first quarter of 2012 as compared to an average natural gas price of $3.65 per Mcf realized during the first quarter of 2011.

Adjusted EBITDA

Adjusted EBITDA (defined as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash expenses and non-cash stock-based compensation expense, including stock option and grant expense and restricted stock expense) increased 110% from $10.1 million for the three months ended March 31, 2011 compared to $21.3 million for the three months ended March 31, 2012. Sequentially, Adjusted EBITDA increased 73% from $12.4 million for the three months ended December 31, 2011 compared to the $21.3 million earned in the three months ended March 31, 2012. For a reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Proved Reserves and PV-10

Total proved oil and natural gas reserves increased 31% from 154.8 Bcfe at March 31, 2011 to 203.1 Bcfe at March 31, 2012. Total proved oil reserves specifically increased over seven-fold from 0.8 million Bbl at March 31, 2011 to 5.7 million Bbl at March 31, 2012. Total proved reserves at both March 31, 2011 and March 31, 2012 were approximately 36% proved developed reserves. Total proved reserves at March 31, 2012 were made up of approximately 17% oil and 83% natural gas as compared to 3% oil and 97% natural gas at March 31, 2011. At March 31, 2012, the present value discounted at 10% (PV-10) of Matador’s estimated total proved reserves was $329.6 million (Standardized Measure of $287.4 million). By comparison, at March 31, 2011, the PV-10 of the Company’s estimated total proved reserves was $140.6 million (Standardized Measure of $131.5 million). For a reconciliation of Standardized Measure (GAAP) to PV-10 (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below. The reserves estimates in all periods presented were prepared by the Company’s engineering staff and audited by Netherland, Sewell & Associates, Inc., independent reservoir engineers.

Net Income

For the quarter ended March 31, 2012, Matador reported net income of $3.8 million and earnings of $0.08 per Class A common share and $0.15 per Class B common share compared to a net loss of approximately $27.6 million and a loss of $(0.65) per Class A common share and $(0.58) per Class B common share for the quarter ended March 31, 2011. All Class B shares were converted to Class A shares upon completion of the Company’s Initial Public Offering in February 2012.

Sequential Financial Results

•

Oil production increased almost five-fold from approximately 41,000 Bbl, or about 450 Bbl of oil per day, in the fourth quarter of 2011 to 200,000 Bbl, or about 2,200 Bbl of oil per day, in the first quarter of 2012

•	Oil and natural gas revenues increased 95% from $15.0 million in the fourth quarter of 2011 to $29.2 million in the first quarter of 2012

•	Adjusted EBITDA increased 73% from $12.4 million in the fourth quarter of 2011 to $21.3 million in the first quarter of 2012

Operating Expenses Update

Production Taxes and Marketing

Production taxes and marketing expenses increased from $1.3 million (or $0.38 per Mcfe) for the three months ended March 31, 2011 to approximately $2.2 million (or $0.49 per Mcfe) for the three months ended March 31, 2012. The increase in production taxes and marketing expenses reflects the 27% increase in total oil and natural gas production and the 113% increase in total oil and natural gas revenues during the three months ended March 31, 2012 as compared to the same period a year ago. The majority of this increase was attributable to higher production taxes and marketing expenses associated with the large increase in oil production resulting from drilling operations in the Eagle Ford shale play.

Lease Operating Expenses (“LOE”)

Lease operating expenses increased from $1.6 million (or $0.47 per Mcfe) for the three months ended March 31, 2011 to $4.6 million (or $1.06 per Mcfe) for the three months ended March 31, 2012. The increase in lease operating expenses was primarily attributable to the overall increase in oil production and the need to construct and install new or additional production facilities on certain properties. While these production facilities were being installed and tested, much of the oil and natural gas was produced through rental test equipment, which also required additional personnel to monitor these operations. This resulted in higher operating costs on these properties than are anticipated after the permanent facilities are completed.

Depletion, depreciation and amortization (“DD&A”)

Depletion, depreciation and amortization expenses increased from $7.1 million (or $2.09 per Mcfe) for the three months ended March 31, 2011 to $11.2 million (or $2.56 per Mcfe) for the three months ended March 31, 2012. This increase in depletion, depreciation and amortization expenses was attributable to the increase in total oil and natural gas production, as well as to the higher drilling and completion costs on a per Mcfe basis associated with oil reserves added in the Eagle Ford shale play in South Texas as compared with the Company’s Haynesville shale natural gas assets in North Louisiana.

General and administrative (“G&A”)

General and administrative expenses increased from $2.6 million (or $0.77 per Mcfe) for the three months ended March 31, 2011 to $3.8 million (or $0.87 per Mcfe) for the three months ended March 31, 2012. The increase in general and administrative expenses was attributable primarily to the Company’s increased level of oil and gas operations and to increased accounting, legal and other administrative expenses associated with becoming a public company during the first quarter of 2012.

Operational Update

Eagle Ford West (LaSalle, Dimmit and Zavala Counties, Texas)

Matador is currently running one rig in the western portion of the Eagle Ford play. Five Eagle Ford wells were completed and placed on production during the first quarter of 2012, including four wells on the Martin Ranch lease and one on the Northcut lease, all in LaSalle County. A second well was recently completed and placed on production on the Northcut lease. This rig has just finished drilling operations on Matador’s first Eagle Ford test on the Glasscock Ranch lease in Zavala County; completion of this well is expected sometime in June. The Company plans to drill two more wells on the Glasscock Ranch, an upper Austin Chalk test and a lower Austin Chalk test, before moving the rig back to the Martin Ranch and Northcut properties. The Company plans to keep this rig active in the western counties of the play for the remainder of the year.

Eagle Ford East (DeWitt, Karnes, Gonzalez, Wilson and Atascosa Counties, Texas)

Matador is also running one rig in the eastern portion of the Eagle Ford play. One well was completed and placed on production during the first quarter of 2012 on the Sickenius lease in Karnes County. The Company has drilled four additional wells on its Danysh and Pawelek leases in Karnes County. The first of these wells was completed and placed on production in April, and the other three wells are scheduled for completion during the latter half of May. The Company plans to keep this rig active in the eastern counties of the play for the remainder of the year. In addition, the Company has recently participated with EOG Resources in drilling an Eagle Ford well on its joint acreage in Atascosa County; completion operations on this well are currently being finalized.

Haynesville (North Louisiana)

Matador has no plans to drill any operated Haynesville shale wells in 2012. The Company participated in 12 gross/0.6 net non-operated Haynesville shale wells in North Louisiana that were placed on production the first quarter of 2012.

Liquidity Update

On February 28, 2012, the Company’s borrowing base under its senior secured revolving credit agreement was increased to $125.0 million pursuant to a special borrowing base redetermination made at the Company’s request. At March 31, 2012, the borrowing base was $125.0 million, and the Company had revolving borrowings of $15.0 million and letters of credit totaling approximately $1.3 million outstanding under the credit agreement. At May 14, 2012, Matador had $30.0 million in borrowings outstanding under the credit agreement and had approximately $93.7 million available for additional borrowings. At May 14, 2012, these borrowings bore interest at approximately 2.0% per annum.

Hedging Positions

Matador has hedged 1.18 million Bbl of its anticipated full-year 2012 oil production (81% of estimated total oil production at the production guidance mid-point) using costless collars having a weighted average floor price of $90.51/Bbl and a weighted average ceiling price of $109.84/Bbl.

Matador has hedged 7.2 Bcf of its anticipated full-year 2012 natural gas production (55% of estimated total natural gas production at the production guidance mid-point) using costless collars having a weighted average price floor of $4.44/MMBtu and a weighted average ceiling price of $5.78/MMBtu.

2012 Guidance Affirmation

Matador affirms the guidance metrics previously announced on March 7, 2012 including (1) estimated capital spending of $313 million, (2) estimated total oil production of 1.4 to 1.5 million Bbl, (3) estimated exit rate for oil production of 5,000 to 5,500 Bbl per day and (4) estimated total natural gas production of 12.5 to 13.5 billion cubic feet.

Conference Call Information

The Company will host a conference call on Tuesday, May 15, 2012, at 9:00 a.m. Central Time to discuss the first quarter 2012 financial and operational results. To access the conference call, domestic participants should dial (800) 561-2731 and international participants should dial (617) 614-3528. The participant passcode is 44276423. The conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. Domestic participants accessing the telephonic replay should dial (888) 286-8010 and international participants should dial (617) 801-6888. The participant passcode is 92655932. The replay for the event will also be available on the Company’s website at www.matadorresources.com through Monday, June 4, 2012.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with a particular emphasis on oil and natural gas shale plays and other unconventional resource plays. Its current operations are located primarily in the Eagle Ford shale play in South Texas and the Haynesville shale play in Northwest Louisiana and East Texas.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; ability for Matador to execute its business plan, including the success of its drilling program; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; ability to make acquisitions on economically acceptable terms; availability of sufficient capital to Matador to execute its business plan, including from future cash flows, increases in borrowing base and otherwise; weather and environmental concerns; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s SEC filings, including the “Risk Factors” section of Matador’s Annual Report on Form 10-K for the year ended December 31, 2011. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Wade Massad

Executive Vice President – Capital Markets

(972) 371-5293

wmassad@matadorresources.com

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS—UNAUDITED

	March 31,	December 31,
	2012	2011
ASSETS

Current assets
Cash and cash equivalents	$2,373,853	$10,284,180
Certificates of deposit	727,000	1,335,000
Accounts receivable
Oil and natural gas revenues	17,802,280	9,237,322
Joint interest billings	2,724,842	2,488,070
Other	1,099,885	1,446,113
Derivative instruments	10,908,380	8,988,767
Lease and well equipment inventory	1,343,416	1,343,416
Prepaid expenses	1,697,292	1,153,214

Total current assets	38,676,948	36,276,082

Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	489,385,342	423,944,476
Unproved and unevaluated	162,921,922	162,597,985
Other property and equipment	21,304,688	18,764,038
Less accumulated depletion, depreciation and amortization	(216,647,175)	(205,441,724)

Net property and equipment	456,964,777	399,864,775

Other assets
Derivative instruments	917,385	847,267
Deferred income taxes	—	1,593,331
Other assets	874,122	887,061

Total other assets	1,791,507	3,327,659

Total assets	$497,433,232	$439,468,516

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$5,868,441	$18,841,295
Accrued liabilities	43,440,919	25,438,893
Royalties payable	3,196,701	1,855,296
Borrowings under Credit Agreement	—	25,000,000
Derivative instruments	3,089,211	171,252
Deferred income taxes	2,396,156	3,023,760
Dividends payable—Class B	—	68,713
Other current liabilities	53,697	176,868

Total current liabilities	58,045,125	74,576,077

Long-term liabilities
Borrowings under Credit Agreement	15,000,000	88,000,000
Asset retirement obligations	4,136,370	3,935,084
Derivative instruments	2,724,273	382,848
Deferred income taxes	2,098,105	—
Other long-term liabilities	1,333,242	1,059,314

Total long-term liabilities	25,291,990	93,377,246

Shareholders' equity
Common stock—Class A, $0.01 par value, 80,000,000 shares authorized; 56,452,035 and 42,916,668 shares issued; and 55,272,860 and 41,737,493 shares outstanding, respectively	564,520	429,166
Common stock—Class B, $0.01 par value, zero and 2,000,000 shares authorized; zero and 1,030,700 shares issued and outstanding, respectively	—	10,307
Additional paid-in capital	402,244,834	263,561,890
Retained earnings	22,051,585	18,278,652
Treasury stock, at cost, 1,179,175 shares	(10,764,822)	(10,764,822)

Total shareholders' equity	414,096,117	271,515,193

Total liabilities and shareholders' equity	$497,433,232	$439,468,516

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED

	Three Months Ended March 31,
	2012	2011
Revenues
Oil and natural gas revenues	$29,163,667	$13,698,578
Realized gain on derivatives	3,062,700	1,849,750
Unrealized loss on derivatives	(3,269,652)	(1,668,115)

Total revenues	28,956,715	13,880,213
Expenses
Production taxes and marketing	2,164,486	1,299,557
Lease operating	4,645,200	1,605,092
Depletion, depreciation and amortization	11,205,450	7,111,211
Accretion of asset retirement obligations	52,750	39,220
Full-cost ceiling impairment	—	35,673,098
General and administrative	3,789,424	2,618,591

Total expenses	21,857,310	48,346,769

Operating income (loss)	7,099,405	(34,466,556)
Other income (expense)
Interest expense	(307,824)	(106,465)
Interest and other income	72,827	71,099

Total other expense	(234,997)	(35,366)

Income (loss) before income taxes	6,864,408	(34,501,922)
Income tax provision (benefit)
Deferred	3,063,832	(6,906,257)

Total income tax provision (benefit)	3,063,832	(6,906,257)

Net income (loss)	$3,800,576	$(27,595,665)

Earnings (loss) per common share
Basic
Class A	$0.08	$(0.65)

Class B	$0.15	$(0.58)

Diluted
Class A	$0.08	$(0.65)

Class B	$0.15	$(0.58)

Weighted average common shares outstanding
Basic
Class A	49,596,946	41,624,580
Class B	419,076	1,030,700

Total	50,016,022	42,655,280

Diluted
Class A	49,666,213	41,624,580
Class B	419,076	1,030,700

Total	50,085,289	42,655,280

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – UNAUDITED

	Three months ended March 31,
	2012	2011
Operating activities
Net income (loss)	$3,800,576	$(27,595,665)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized loss on derivatives	3,269,652	1,668,115
Depletion, depreciation and amortization	11,205,450	7,111,211
Accretion of asset retirement obligations	52,750	39,220
Full-cost ceiling impairment	—	35,673,098
Stock option and grant expense	(373,372)	42,342
Restricted stock expense	10,970	11,001
Deferred income tax provision (benefit)	3,063,832	(6,906,257)
Changes in operating assets and liabilities
Accounts receivable	(8,455,502)	(1,487,670)
Prepaid expenses	(544,078)	510,035
Other assets	12,939	—
Accounts payable, accrued liabilities and other current liabilities	(8,563,482)	4,098,248
Royalties payable	1,341,405	416,170
Advances from joint interest owners	—	(722,843)
Other long-term liabilities	288,706	(125,000)

Net cash provided by operating activities	5,109,846	12,732,005
Investing activities
Oil and natural gas properties capital expenditures	(51,959,003)	(34,113,878)
Expenditures for other property and equipment	(1,413,013)	(1,180,181)
Purchases of certificates of deposit	(150,000)	(1,329,000)
Maturities of certificates of deposit	758,000	1,599,000

Net cash used in investing activities	(52,764,016)	(35,024,059)
Financing activities
Repayments of borrowings under Credit Agreement	(123,000,000)	—
Borrowings under Credit Agreement	25,000,000	15,000,000
Proceeds from issuance of common stock	146,510,004	591,492
Cost to issue equity	(11,329,305)	(31,877)
Proceeds from stock options exercised	2,659,500	202,500
Payment of dividends—Class B	(96,356)	(68,713)

Net cash provided by financing activities	39,743,843	15,693,402

Decrease in cash and cash equivalents	(7,910,327)	(6,598,652)
Cash and cash equivalents at beginning of period	10,284,180	21,059,519

Cash and cash equivalents at end of period	$2,373,853	$14,460,867

Matador Resources Company and Subsidiaries

SELECTED OPERATING DATA—UNAUDITED

	Three Months Ended March 31,
	2012	2011
Net Production Volumes:
Oil (MBbl)	200	19
Natural gas (Bcf)	3.2	3.3
Total natural gas equivalents (Bcfe)(1)	4.4	3.4
Average net daily production (MMcfe/d)(1)	48.1	37.8
Average Sales Prices:
Oil (per Bbl)	$107.57	$89.11
Natural gas, with realized derivatives (per Mcf)	$3.36	$4.22
Natural gas, without realized derivatives (per Mcf)	$2.40	$3.65
Operating Expenses (per Mcfe):
Production taxes and marketing	$0.49	$0.38
Lease operating	$1.06	$0.47
Depletion, depreciation and amortization	$2.56	$2.09
General and administrative	$0.87	$0.77

(1)	Estimated using a conversion ratio of one Bbl per six Mcf.

SELECTED ESTIMATED PROVED RESERVES DATA—UNAUDITED

	At March 31,	At December 31,	At March 31,
	2012	2011	2011
Estimated proved reserves:
Oil (MBbl)	5,738	3,794	780
Natural gas (Bcf)	168.7	170.4	150.1

Total (Bcfe)(1)	203.1	193.2	154.8

Estimated proved developed reserves:
Oil (MBbl)	2,678	1,419	403
Natural gas (Bcf)	56.1	56.5	53.7

Total (Bcfe)(1)	72.1	65.1	56.1

Percent developed	35.5%	33.7%	36.2%
Estimated proved undeveloped reserves:
Oil (MBbl)	3,060	2,375	377
Natural gas (Bcf)	112.6	113.9	96.5

Total (Bcfe)(1)	131.0	128.1	98.7

PV-10 (in millions)	$329.6	$248.7	$140.6
Standardized Measure (in millions)	$287.4	$215.5	$131.5

(1)	Estimated using a conversion ratio of one Bbl per six Mcf.

Supplemental Non-GAAP Financial Measures

Adjusted EBITDA

The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring income and expenses and non-cash stock-based compensation expense, including stock option and grant expense and restricted stock expense. Adjusted EBITDA is a not a measure of net income or net cash flows as determined by GAAP. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flows from operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following tables present calculation of Adjusted EBITDA and reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities.

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
(In thousands)
Unaudited Adjusted EBITDA reconciliation to Net Income (Loss):
Net income (loss)	$3,801	$3,416	$(27,596)
Interest expense	308	222	106
Total income tax provision (benefit)	3,064	1,430	(6,906)
Depletion, depreciation and amortization	11,205	9,175	7,111
Accretion of asset retirement obligations	53	51	39
Full-cost ceiling impairment	—	—	35,673
Unrealized loss (gain) on derivatives	3,270	(3,604)	1,668
Stock option and grant expense	(374)	1,507	42
Restricted stock expense	11	8	11
Net loss on asset sales and inventory impairment	—	154	—

Adjusted EBITDA	$21,338	$12,359	$10,148

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
(In thousands)
Unaudited Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$5,110	$27,425	$12,732
Net change in operating assets and liabilities	15,920	(15,288)	(2,690)
Interest expense	308	222	106

Adjusted EBITDA	$21,338	$12,359	$10,148

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of our properties. We and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. The PV-10 at March 31, 2012, December 31, 2011 and March 31, 2011 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by reducing our PV-10 by the discounted future income taxes associated with such reserves. The discounted future income taxes at March 31, 2012, December 31, 2011 and March 31, 2011 were, in millions, $42.2, $33.2 and $9.1, respectively.